EXHIBIT 24
POWER OF ATTORNEY
     KNOW ALL BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Timothy C. Everett and Corinna Ulrich, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign MoneyGram International, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

/s/ J. Coley Clark J. Coley Clark	March 11, 2011

/s/ Victor W. Dahir Victor W. Dahir	March 11, 2011

/s/ Thomas M. Hagerty Thomas M. Hagerty	March 11, 2011

/s/ Scott L. Jaeckel Scott L. Jaeckel	March 11, 2011

/s/ Seth W. Lawry Seth W. Lawry	March 11, 2011

/s/ Ann Mather Ann Mather	March 11, 2011

/s/ Ganesh B. Rao Ganesh B. Rao	March 11, 2011

/s/ W. Bruce Turner W. Bruce Turner	March 11, 2011